                                                                    EXHIBIT 99.4


                     THIRD AMENDMENT TO 1997 INCENTIVE PLAN


GENERAL

         In May 1997, the Board of Directors of the Company adopted and the Stockholders approved the 1997 Incentive Plan (the "1997 Plan"). At a meeting of the Board of Directors of the Company on [ ], the Board of Directors adopted a proposal to further amend the 1997 Plan. The sole proposed amendment to the 1997 Plan is to increase the maximum number of shares of Common Stock of the Company issuable under the Plan from 882,957 shares to 1,482,957 shares.

         The proposal to amend the 1997 Plan is subject to stockholder approval.

REASONS FOR AND PRINCIPAL EFFECTS OF THE PROPOSED AMENDMENT

         The Board believes that the availability of an adequate number of shares available for grant under the 1997 Plan is an important factor in attracting, retaining and motivating qualified employees essential to the success of the Company. The Board further believes that the number of shares remaining available for issuance will be insufficient to achieve the purpose of the 1997 Plan over the term of the plan unless additional shares are authorized. Accordingly, the current proposal would increase the aggregate number of shares of Common Stock that may be issued under the 1997 Plan to 1,482,957 shares.


SUMMARY OF THE 1997 INCENTIVE PLAN

         The summary description that follows is qualified by reference to the 1997 Plan, as most recently amended and restated by the Board of Directors on May 28, 1997, a copy of which will be available to any shareholder upon written request.

         Eligibility for Participation. All employees, including officers, of the Company and its subsidiaries are eligible for participation in all Awards under the 1997 Incentive Plan, other than automatic Director options. Only nonemployee directors of the Company (excluding any director who is an employee or affiliated with American Express) ("Directors") will receive automatic grants of Director options.

         Administration. The 1997 Incentive Plan is administered by the Compensation Committee of the Company's Board of Directors. Except with respect to the automatic grant of Director options and elective deferrals by Directors of all or part of their annual retainer in the form of phantom shares, the Compensation Committee will select the employees who will receive Awards, determine the type and terms of Awards to be granted and interpret and administer the 1997 Incentive Plan.

         Employee Stock Options. Stock options granted to employees are subject to such terms and conditions as may be established by the Compensation Committee, which may include conditioning the exercisability of an option on the achievement of one or more performance goals, except that in all events: (i) no stock options may be granted after the termination of the 1997 Incentive Plan;
(ii) the option exercise price cannot be less than the market value per share of the Common Stock at the date of grant (unless it is a replacement option granted to new employees in conjunction with an acquisition of the stock or property of another corporation); and (iii) no stock option may be exercised more than 10 years after it is granted. Stock options may be granted either as incentive stock options ("ISOs") under Section 422 of the Code, nonqualified stock options or a combination thereof. In addition, the Compensation Committee may provide, with respect to an option granted to an officer, that such option, if exercised with Common Stock, will have an automatic "reload" grant feature, with such terms and conditions as the Compensation Committee may establish for such reload.

         The Compensation Committee will determine the form in which payment of the optionee's exercise price may be made, which may include cash, shares of Common Stock already owned by the optionee for more than six months, a "cashless broker exercise" through procedures established by the Company, or any combination thereof.

         Director Stock Options. The 1997 Incentive Plan provides that each Director of the Company shall automatically receive on the date of each annual meeting of the Company's stockholders (unless first elected or appointed at such meeting) an immediately vested option to purchase 2,500 shares of Common Stock at an exercise price per share equal to the fair market value of the Common Stock on the date of grant. Each person who becomes a Director of the Company shall automatically receive an option to purchase 7,500 shares of Common Stock on the date of such person's election or appointment at an exercise price per share equal to the fair market value of the Common Stock on the date of grant and such option shall vest as to one-third of the shares on each anniversary of its grant date. Neither the Compensation Committee nor the Board of Directors has any discretion with respect to Director options. Each Director option shall have a term of 10 years, subject to earlier termination depending upon continuity of service on the Board.

         Phantom Shares. The Compensation Committee may grant phantom shares of Common Stock to employees, which may be payable in cash, shares of Common Stock or a combination thereof, subject to the achievement of specified performance goals. The Compensation Committee shall determine the performance goals to be achieved and the length of the performance period.

         Performance Units. The Compensation Committee may also grant performance units to employees. Performance units are units equivalent to $100 (or such other value as the Compensation Committee determines) and may consist of payments in cash, shares of Common Stock or a combination thereof, payable upon the achievement of specified performance goals. The Compensation Committee shall determine the performance goals to be achieved and the length of the performance period.

         Bonus Stock. The Compensation Committee may deliver unrestricted shares of Common Stock to an employee as additional compensation for the person's services to the Company or a subsidiary in lieu of or in addition to a cash bonus.

         Other Stock-Based Awards. The Compensation Committee, in its discretion, may grant other forms of Awards based on, or payable in, shares of Common Stock. Subject to certain limitations, participants, including directors, may elect to defer the receipt of an Award or other compensation in the form of phantom shares for limited periods.

         Performance Objectives. The Compensation Committee shall subject grants of phantom shares and performance units and, in its discretion, may condition the exercisability of employee stock options, on the attainment of certain performance objectives. The term "Performance Objectives" means the objectives, if any, established by the Compensation Committee that are to be achieved with respect to an Award granted under this Plan, which may be described in terms of Company-wide objectives, in terms of objectives that are related to performance of a division, Subsidiary, department, geographic market or function within the Company or a Subsidiary in which the Participant receiving the Award is employed, or in individual or other terms, and which will relate to the period of time (Performance Cycle) determined by the Compensation Committee. The Performance Objectives intended to qualify under Section 162(m) of the Code shall be with respect to one or more of the following: (i) net earnings; (ii) operating income; (iii) earnings before interest and taxes ("EBIT"); (iv) earnings before interest, taxes, depreciation, and amortization expenses ("EBITDA"); (v) earnings before taxes and unusual or nonrecurring items; (vi) total revenue; (vii) return on investment; (viii) return on equity; (ix) return on total capital; (x) return on assets; (xi) total stockholder return; (xii) return on capital employed in the business; (xiii) stock price performance;
(xiv) earnings per share growth; (xv) cash flows; (xvi) total profit; (xvii) operating expenses; (xviii) fee revenue; (xix) total revenue less bonus payroll;
(xx) the number of paid worksite employees; and

(xxi) gross mark-up per worksite employee. Which objectives to use with respect to an Award, the weighting of the objectives if more than one is used, and whether the objective is to be measured against a Company-established budget or target, an index or a peer group of companies, shall be determined by the Compensation Committee in its discretion at the time of grant of the Award. A Performance Objective need not be based on an increase or a positive result and may include, for example, maintaining the status quo or limiting economic losses. The Compensation Committee, in its sole discretion and without the consent of the Participant, may amend (i) any stock-based Award to reflect (1) a change in corporate capitalization, such as a stock split or dividend; (2) a corporate transaction, such as a corporate merger, a corporate consolidation, any corporate separation (including a spinoff or other distribution of stock or property by a corporation), any corporate reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the
Code), (3) any partial or complete corporate liquidation, or (4) a change in accounting rules required by the Financial Accounting Standards Board, and (ii) any Award that is not intended to meet the requirements of Section 162(m) of the Code, to reflect a significant event that the Compensation Committee, in its sole discretion, believes to be appropriate to reflect the original intent in the grant of the Award.

         Annual Award Limits. The maximum number of shares of Common Stock with respect to which any employee can receive stock options, bonus stock, phantom shares, and other stock-based awards during any calendar year under the 1997 Incentive Plan is 100,000. In addition, no employee can receive performance unit grants having a value in excess of $1.0 million in any calendar year.

         Transferability. Awards under the 1997 Incentive Plan generally will not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order; provided, however, the Compensation Committee may, in its discretion, permit a participant to transfer nonqualified stock options to the participant's "immediate family members", as defined in the 1997 Incentive Plan.

         Adjustments. The Compensation Committee may provide for adjustment of Awards under the 1997 Incentive Plan if it determines such adjustment is required to prevent dilution or enlargement of the rights of participants in the 1997 Incentive Plan that would otherwise result from a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, reorganization or other similar corporate transaction.

         Tax Withholding. The 1997 Incentive Plan permits the Compensation Committee to allow a participant, upon exercise of an option or payment of an Award, to satisfy any applicable federal tax withholding requirements in the form of shares of Common Stock, including shares issuable upon exercise or payment of such Award.

         Change in Control. The 1997 Incentive Plan provides that upon a "change in control" of the Company, all Awards shall become immediately exercisable or payable, as the case may be. A "change in control" of the Company shall be deemed to occur: (i) on the date any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) acquires (directly or indirectly) the beneficial ownership (within the meaning of Rule 13d-3 promulgated under such Act) of 30% or more of either the then outstanding shares of common stock of the Company or the then outstanding voting securities of the Company entitled to vote generally in the election of directors; (ii) on the date the individuals who constitute the Board as of May 28, 1997 (the "Incumbent Board"), cease for any reason to constitute at least a majority of the members of the Board, provided that any person becoming a director subsequent to May 28, 1997 whose appointment, election, or nomination for election by the Company's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than any individual whose nomination for election to Board membership was not endorsed by the Company's management prior to, or at the time of, such individual's initial nomination for election) shall be, for purposes of this Plan, considered as though such person were a member of the Incumbent Board;
(iii) on the date of consummation of a merger, consolidation, recapitalization, reorganization, sale or disposition of all or a substantial portion of the Company's assets, or the issuance of shares of stock of the Company in connection with the acquisition of the stock or assets of another entity, provided, however, that a Change in Control shall not occur under this clause if consummation of the transaction would result in at least 50% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 50% of the total voting power represented by the voting securities of the Company (or, if not the Company, the entity that succeeds to all or substantially all of the Company's business) outstanding immediately after such transaction being beneficially owned (within the meaning of Rule 13d-3 promulgated pursuant to the Exchange Act) by at least 50% of the holders of outstanding voting securities of the Company immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or (iv) on the date the Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction.

         Amendment and Termination. The Board of Directors of the Company may amend or terminate the 1997 Incentive Plan at any time without stockholder approval, except for any amendment that under applicable law or stock exchange rules requires stockholder approval. Unless the term of the 1997 Incentive Plan is extended or earlier terminated, the 1997 Incentive Plan will terminate on April 24, 2005, after which no additional Awards may be made under it; however, all then outstanding Awards will continue pursuant to their terms.